UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2011
Henry Schein, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27078	11-3136595
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

135 Duryea Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (631) 843-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On October 14, 2011, Henry Schein, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Distribution Agreement for Fluviral® Influenza Vaccine, dated as of December 2, 2004, with ID Biomedical Corporation of Quebec (successor in interest to ID Biomedical Corporation) (“IDB”), as amended (the “Distribution Agreement”), to terminate the Distribution Agreement solely with respect to the 2012/2013 Flu Season. Pursuant to the Amendment, the Distribution Agreement will automatically terminate at the conclusion of the 2011/2012 Flu Season.
     The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.
Item. 8.01. Other Events
     The Company has arrangements with other manufacturers, including a new distribution agreement entered into October 20, 2011, to distribute influenza vaccine for the 2012/2013 flu season. The term of this new agreement is from January 1 to December 31, 2012, with an option to renew for one year upon the mutual agreement of the parties. The Company will notify this manufacturer in advance of the flu season of its required volume of doses, and the pricing will be determined based on volume.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits:
1.1	Amendment dated October 14, 2011 to Distribution Agreement, dated as of December 2, 2004, by and between Henry Schein, Inc. and ID Biomedical Corporation of Quebec (successor in interest to ID Biomedical Corporation).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY SCHEIN, INC. (Registrant)
Date: October 20, 2011	By:	/s/ Michael S. Ettinger
Michael S. Ettinger
Senior Vice President and General Counsel

EXHIBIT INDEX
     Exhibit
1.1	Amendment dated October 14, 2011 to Distribution Agreement, dated as of December 2, 2004, by and between Henry Schein, Inc. and ID Biomedical Corporation of Quebec (successor in interest to ID Biomedical Corporation).